Exhibit 99.1

Red Rock Resorts Announces Fourth Quarter and Full Year 2022 Results

LAS VEGAS, Feb. 7, 2023 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter Results

Consolidated Operations

  Net revenues were $425.5 million for the fourth quarter of 2022, an increase of 0.7%, or $3.1 million, from $422.4 million in the same period of 2021.
  Net income was $170.2 million for the fourth quarter of 2022, a decrease of 14.9%, or $29.9 million, from $200.1 million in the same period of 2021.
  Adjusted EBITDA(1) was $194.4 million for the fourth quarter of 2022, an increase of 2.5%, or $4.7 million, from $189.7 million in the same period of 2021.

Las Vegas Operations

  Net revenues from Las Vegas operations were $419.6 million for the fourth quarter of 2022, a decrease of 0.2%, or $0.9 million, from $420.5 million in the same period of 2021.
  Adjusted EBITDA from Las Vegas operations was $206.9 million for the fourth quarter of 2022, a decrease of 0.9%, or $1.9 million, from $208.7 million in the same period of 2021.

Full Year Results

Consolidated Operations

  Net revenues were $1.66 billion in 2022, an increase of 2.8%, or $45.9 million, from $1.62 billion in 2021.
  Net income was $390.4 million in 2022, an increase of 10.0%, or $35.5 million, from $354.8 million in 2021.
  Adjusted EBITDA(1) was $743.9 million in 2022, an increase of 0.4%, or $2.9 million from $741.0 million in 2021.

Las Vegas Operations

  Net revenues from Las Vegas operations were $1.65 billion in 2022, an increase of 3.0%, or $48.6 million, from $1.60 billion in 2021.
  Adjusted EBITDA from Las Vegas operations was $812.8 million in 2022, an increase of 1.6%, or $13.0 million, from $799.8 million in 2021.

Balance Sheet Highlights

The Company's cash and cash equivalents at December 31, 2022 were $117.3 million and total principal amount of debt outstanding at the end of the fourth quarter was $3.0 billion.

Quarterly Dividend

The Company's Board of Directors has declared a cash dividend of $0.25 per Class A common share for the first quarter of 2023. The dividend will be payable on March 31, 2023 to all stockholders of record as of the close of business on March 15, 2023.

Prior to the payment of such dividend, Station Holdco LLC ("Station Holdco") will make a cash distribution to all unit holders of record, including the Company, of $0.25 per unit for a total distribution of approximately $27.0 million, approximately $15.5 million of which is expected to be distributed to the Company and approximately $11.5 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 4932928. A replay of the call will be available from today through February 14, 2023 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations. Adjusted EBITDA includes net income plus depreciation and amortization, share-based compensation, write-downs and other, net (including gains and losses on asset disposals, demolition costs, severance, preopening, business innovation and technology enhancements, contract termination costs and non-routine items), asset impairment, interest expense, net, loss on extinguishment of debt, provision (benefit) for income tax and other, which includes losses from assets held for sale. In the third quarter of 2022, we reclassified certain allocated corporate expenses from our Las Vegas Operations segment to Corporate and other. The reclassifications were applied to all periods presented.

Company Information and Forward Looking Statements

Red Rock Resorts is a holding company that owns an indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming, hospitality and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include hotels as well as various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, the extent and duration of the impact of the COVID-19 pandemic, rising inflation, higher interest rates and increased energy costs on consumer demand and the Company's business, financial results and liquidity; the impact and cost of new operating procedures implemented at the Company's properties in response to the COVID-19 pandemic; the impact of actions that the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in the Company's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693

Red Rock Resorts, Inc.
Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Operating revenues:
Casino	$283,265	$289,473	$1,126,058	$1,142,606
Food and beverage	73,813	68,881	283,067	245,432
Room	44,385	43,303	164,502	143,916
Other	21,597	20,479	87,089	76,746
Management fees	2,410	218	3,070	9,199
Net revenues	425,470	422,354	1,663,786	1,617,899
Operating costs and expenses:
Casino	71,228	70,961	279,537	275,462
Food and beverage	58,532	54,312	224,903	196,156
Room	13,211	14,473	52,017	55,336
Other	8,641	7,433	32,258	25,535
Selling, general and administrative	84,984	91,488	353,043	347,090
Depreciation and amortization	31,057	33,351	128,368	157,791
Write-downs and other, net	(63,747)	(20,835)	(47,660)	(18,677)
Asset impairment	—	9,887	80,018	177,664
	203,906	261,070	1,102,484	1,216,357
Operating income	221,564	161,284	561,302	401,542
Earnings from joint ventures	791	896	3,469	3,293
Operating income and earnings from joint ventures	222,355	162,180	564,771	404,835

Other expense:
Interest expense, net	(40,180)	(25,014)	(129,889)	(103,206)
Loss on extinguishment of debt	—	(5,352)	—	(13,492)
Other	—	(2,146)	—	(2,594)
	(40,180)	(32,512)	(129,889)	(119,292)
Income before income tax	182,175	129,668	434,882	285,543
(Provision) benefit for income tax	(11,958)	70,439	(44,530)	69,287
Net income	170,217	200,107	390,352	354,830
Less: net income attributable to noncontrolling interests	78,462	51,441	184,895	112,980
Net income attributable to Red Rock Resorts, Inc.	$ 91,755	$148,666	$ 205,457	$ 241,850

Earnings per common share:
Earnings per share of Class A common stock, basic	$ 1.59	$ 2.24	$ 3.48	$ 3.50
Earnings per share of Class A common stock, diluted	$ 1.49	$ 1.66	$ 3.36	$ 2.84

Weighted-average common shares outstanding:
Basic	57,547	66,349	58,976	69,071
Diluted	102,859	114,164	104,663	116,452

Dividends declared per common share	$1.25	$3.00	$2.00	$3.00

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net revenues
Las Vegas operations	$419,647	$420,517	$1,651,048	$1,602,438
Native American management	2,207	—	2,207	8,292
Reportable segment net revenues	421,854	420,517	1,653,255	1,610,730
Corporate and other	3,616	1,837	10,531	7,169
Net revenues	$425,470	$422,354	$1,663,786	$1,617,899

Net income	$170,217	$200,107	$ 390,352	$ 354,830
Adjustments
Depreciation and amortization	31,057	33,351	128,368	157,791
Share-based compensation	4,716	3,289	17,515	12,728
Write-downs and other, net	(63,747)	(20,835)	(47,660)	(18,677)
Asset impairment	—	9,887	80,018	177,664
Interest expense, net	40,180	25,014	129,889	103,206
Loss on extinguishment of debt	—	5,352	—	13,492
Provision (benefit) for income tax	11,958	(70,439)	44,530	(69,287)
Other	20	3,936	866	9,244
Adjusted EBITDA	$194,401	$189,662	$ 743,878	$ 740,991

Adjusted EBITDA
Las Vegas operations	$206,864	$208,720	$ 812,849	$ 799,817
Native American management	4,639	—	1,071	7,809
Corporate and other	(17,102)	(19,058)	(70,042)	(66,635)
Adjusted EBITDA	$194,401	$189,662	$ 743,878	$ 740,991